Exhibit 99.3

Preliminary Offering Circular Excerpts

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Summary Pro Forma and Historical Financial and Operating Data

The following summary historical financial data sets forth our historical financial and operating data for the 26 weeks ended September 30, 2010 and October 1, 2009 and the fiscal years ended April 1, 2010, April 2, 2009 and April 3, 2008 and which have been derived from our consolidated financial statements and related notes for such periods incorporated by reference into this offering circular. The following data should be read in conjunction with “Risk Factors” included elsewhere in this offering circular and our financial statements and the related notes incorporated by reference herein.

The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined statement of operations for the 26 weeks ended September 30, 2010, the 52 weeks ended September 30, 2010 and the 52 weeks ended April 1, 2010. The pro forma financial data has been derived from our historical consolidated financial information, including the notes thereto, and the Kerasotes historical financial information, including the notes thereto, incorporated by reference herein, and has been prepared based on our historical consolidated financial statements and the Kerasotes historical financial statements incorporated by reference herein. The unaudited pro forma combined statement of operations data gives pro forma effect to the Kerasotes Acquisition as if it had occurred on April 3, 2009. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what the Company’s actual results of operations would have been had the Kerasotes Acquisition and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Information” and our other financial data incorporated by reference herein.

	Pro Forma			Historical
				26 Weeks Ended		Years Ended(1)(2)
	26 Weeks Ended Sept. 30, 2010	52 Weeks Ended Sept. 30, 2010(3)	52 Weeks Ended April 1, 2010	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except operating data)
Statement of Operations Data:
Total revenues	$1,323,164	$2,689,918	$2,683,755	$1,294,577	$1,186,364	$2,417,739	$2,265,487	$2,333,044
Operating Costs and Expenses:
Cost of operations	874,508	1,787,181	1,785,080	846,781	786,067	1,612,260	1,486,457	1,502,578
Rent	240,428	480,549	479,590	236,035	220,684	440,664	448,803	439,389
General and administrative:
Merger, acquisition and transactions costs	10,975	13,034	2,280	10,975	221	2,280	650	3,739
Management fee	2,500	5,000	5,000	2,500	2,500	5,000	5,000	5,000
Other	32,709	73,970	74,825	31,058	26,071	57,858	53,628	39,102
Depreciation and amortization	104,517	210,544	213,582	100,958	95,477	188,342	201,413	222,111
Impairment of long-lived assets	—	3,765	3,765	—	—	3,765	73,547	8,933
Operating costs and expenses	1,265,637	2,574,043	2,564,122	1,228,307	1,131,020	2,310,169	2,269,498	2,220,852
Operating income (loss)	57,527	115,875	119,633	66,270	55,344	107,570	(4,011)	112,192
Other expense (income)	(9,685)	(14,079)	(2,559)	(9,685)	1,835	(2,559)	(14,139)	(12,932)
Interest expense	68,974	136,546	132,110	68,758	64,106	132,110	121,747	137,662
Equity in earnings of non-consolidated entities(4)	(3,566)	(23,256)	(30,300)	(3,566)	(10,610)	(30,300)	(24,823)	(43,019)
Gain on NCM, Inc. stock sale	(64,648)	(64,648)	—	(64,648)	—	—	—	—
Investment income(5)	(104)	(176)	(7)	(104)	(131)	(205)	(1,696)	(23,782)
Earnings (loss) from continuing operations before income taxes	66,556	81,488	20,389	75,515	144	8,524	(85,100)	54,263
Income tax provision (benefit)	2,400	(63,950)	(64,400)	5,800	50	(68,800)	5,800	12,620
Earnings (loss) from continuing operations	$64,156	$145,438	$84,789	$69,715	$94	$77,324	$(90,900)	$41,643

	Pro Forma			Historical
				26 Weeks Ended		Years Ended(1)(2)
	26 Weeks Ended Sept. 30, 2010	52 Weeks Ended Sept. 30, 2010(3)	52 Weeks Ended April 1, 2010	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents				$326,852	$390,047	$495,343	$534,009	$106,181
Corporate borrowings, including current portion				1,830,183	1,835,553	1,832,854	1,687,941	1,615,672
Other long-term liabilities				350,836	312,082	309,591	308,701	351,310
Capital and financing lease obligations, including current portion				67,797	58,997	57,286	60,709	69,983
Stockholders’ equity				815,216	715,778	760,559	1,039,603	1,133,495
Total assets				3,816,246	3,531,592	3,653,177	3,725,597	3,847,282
Other Data:
Adjusted EBITDA(6)	188,217	370,167	365,578	183,345	165,609	328,275	294,877	347,620
NCM cash distributions received	10,175	31,739	34,633	10,175	13,069	34,633	28,104	22,175
Net cash provided by operating activities	29,862	230,687	295,318	24,990	76,474	258,015	200,701	220,208
Capital expenditures	(47,000)	(116,038)	(99,109)	(46,711)	(29,781)	(97,011)	(121,456)	(171,100)
Ratio of earnings to fixed charges(7)	1.5x	1.3x	1.1x	1.6x	1.0x	1.1x	—	1.2x
Proceeds from sale/leasebacks	—	—	6,570	—	—	6,570	—	—
Operating Data (at period end):
Screen additions	20	26	6	974	6	6	83	136
Screen dispositions	67	111	105	183	44	105	77	196
Average screens — continuing operations(8)	5,214	5,224	5,271	5,035	4,521	4,485	4,545	4,561
Number of screens operated	5,278	5,278	5,299	5,304	4,574	4,513	4,612	4,606
Number of theatres operated	376	376	378	378	304	297	307	309
Screens per theatre	14.0	14.0	14.0	14.0	15.0	15.2	15.0	14.9
Attendance (in thousands) — continuing operations(8)	108,116	220,499	225,222	105,479	100,485	200,285	196,184	207,603

(1)	Dividends declared on common stock for fiscal 2010, 2009 and 2008 were $330.0 million, $36.0 million and $296.8 million, respectively.

(2)	Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(3)

The pro forma statement of operations and other data for the 52 weeks ended September 30, 2010, which are unaudited, have been calculated by subtracting the pro forma data for the 26 weeks ended October 1, 2009 from the pro forma data for the 52 weeks ended April 1, 2010 and adding the data for the 26 weeks ended September 30, 2010. This presentation is not in accordance with U.S. GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance, and we view this presentation of the four most recently completed fiscal quarters as a key measurement period for investors to assess our historical results. In addition, our management uses trailing four quarter financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use trailing four quarter financial data to test compliance with covenants under our senior secured credit facility. This presentation has limits as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for further discussion of the calculation of unaudited pro forma financial data for the 52 weeks ended September 30, 2010.

(4)

During fiscal 2010, fiscal 2009 and fiscal 2008, equity in earnings of NCM (including cash distributions) was $34.4 million, $27.7 million and $22.2 million, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18.8 million from the sale of Hoyts General Cinema South America.

(5)	Includes gain of $16.0 million for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc. (“Fandango”).

(6)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations, our most comparable GAAP measure:

	Pro Forma			Historical
				26 Weeks Ended		Years Ended(1)(2)
	26 Weeks Ended Sept. 30, 2010	52 Weeks Ended Sept. 30, 2010(3)	52 Weeks Ended April 1, 2010	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands)
Earnings (loss) from continuing operations	$64,156	$145,438	$84,789	$69,715	$94	$77,324	$(90,900)	$41,643
Plus:
Income tax provision (benefit)	2,400	(63,950)	(64,400)	5,800	50	(68,800)	5,800	12,620
Interest expense	68,974	136,546	132,110	68,758	64,106	132,110	121,747	137,662
Depreciation and amortization	104,517	210,544	213,582	100,958	95,477	188,342	201,413	222,111
Impairment of long-lived assets	—	3,765	3,765	—	—	3,765	73,547	8,933
Certain operating expenses(a)	2,149	6,460	6,099	(7,907)	1,788	6,099	1,517	(16,248)
Equity in earnings of non-consolidated entities	(3,566)	(23,256)	(30,300)	(3,566)	(10,610)	(30,300)	(24,823)	(43,019)
Gain on NCM, Inc. stock sale	(64,648)	(64,648)	—	(64,648)	—	—	—	—
Investment income	(104)	(176)	(7)	(104)	(131)	(205)	(1,696)	(23,782)
Other (income) expense(b)	—	—	11,276	—	11,276	11,276	—	(1,246)
General and administrative expense:
Merger, acquisition and transaction costs	10,975	13,034	2,280	10,975	221	2,280	650	3,739
Management Fee	2,500	5,000	5,000	2,500	2,500	5,000	5,000	5,000
Stock-based compensation expense	864	1,410	1,384	864	838	1,384	2,622	207
Adjusted EBITDA(c)(d)	$188,217	$370,167	$365,578	$183,345	$165,609	$328,275	$294,877	$347,620

(a)	Amounts represent preopening expense, theatre and other closure expense (income) and disposition of assets and gains included in operating expenses.

(b)

Other expense for fiscal 2010, on a pro forma basis, is comprised of the loss on extinguishment of indebtedness related to the cash tender offer for our 8 5/8% senior notes due 2012 conducted in May 2009 and remaining redemption with respect to such notes. Other income for fiscal 2008 is comprised of recoveries for property loss related to Hurricane Katrina.

(c)

Does not reflect reduction in costs we anticipate that we will achieve relating to modifications made to our RealD and IMAX agreements in fiscal 2011. Had the modifications to the RealD and IMAX agreements been in place at the beginning of our fiscal 2010, we would have reduced our operating costs by $8.6 million. Also does not reflect the anticipated synergies and cost savings related to the Kerasotes Acquisition that we expect to derive from increased ticket and concession revenues at the former Kerasotes locations as a result of moving to our operating practices, decreased costs for newspaper advertising and concessions for those locations, and general and administrative expense savings, particularly with respect to the consolidation of corporate overhead functions and elimination of redundancies. Based on the cost savings initiatives we have implemented since the Kerasotes Acquisition, which include reductions in salaries, reductions in newspaper advertising costs, savings achieved in respect of concession costs and theatre operating expenses, as well as reduced rent expense, we estimate that we will achieve annual savings of $12.8 million.

(d)	The acquisition of Kerasotes contributed approximately $17.6 million in Adjusted EBITDA during the period of May 24, 2010 to September 30, 2010.

Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA and Pro Forma Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Pro Forma Adjusted EBITDA because we believe they provide management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

Adjusted EBITDA and Pro Forma Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

	•	does not reflect changes in, or cash requirements for, our working capital needs;

•

does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; excludes tax payments that represent a reduction in cash available to us;

	•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

	•	does not reflect management fees that may be paid to our sponsors.

(7)

We had a deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 of $78.7 million. After adjusting to give effect to this offering and the use of proceeds thereof, the pro forma ratio of earnings to fixed charges for the 52 weeks ended September 30, 2010 would have been 1.2x.

(8)	Includes consolidated theatres only.

Risks Related to Our Business

We have had significant financial losses in recent years.

Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, we reported net earnings of $134.1 million. For fiscal 2008 and 2009, we reported net earnings (losses) of $43.4 million and $(81.2) million, respectively. We reported net earnings of $69.8 million in fiscal 2010. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the acquisition of Kerasotes and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

On a pro forma basis, our net capital expenditures aggregated approximately $99.1 million for fiscal 2010. We estimate that our planned capital expenditures will be between $130.0 million and $160.0 million in fiscal 2011 and will continue at this level or higher over the next three years. Actual capital expenditures in fiscal 2011 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we were required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

•                  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

•                  the potential disruption of our ongoing business;

•                  the diversion of management’s attention and other resources;

•                  the possible inability of management to maintain uniform standards, controls, procedures and policies;

•                  the risks of entering markets in which we have little or no experience;

•                  the potential impairment of relationships with employees;

•                  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

•                  the possibility that the acquired theatres do not perform as expected.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

•                  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

•                  competition for site locations from both theatre companies and other businesses.

In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

We have maintained an investment in NCM. NCM’s in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM’s in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. Our impairment losses from continuing operations over this period aggregated to $285.0 million. Beginning fiscal 1999 through September 30, 2010, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $56.9 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres outside the United States, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

We must comply with the ADA, which could entail significant cost.

Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

On January 29, 1999, the Civil Rights Division of the Department of Justice, or the Department, filed suit alleging that the company’s stadium-style theatres violated the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which we agreed to remedy certain violations at our stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that betterments related to non-line of sight remedies will be required at approximately 140 stadium-style theatres. Currently we estimate that remaining betterments are required at approximately 39 stadium-style theatres. We estimate that the unpaid costs of these betterments will be approximately $19.1 million. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres. See Note 11 — “Notes to Consolidated Financial Statements” of the September 30, 2010 Form 10-Q.

We are party to significant litigation.

We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. For a description of our legal proceedings, see Note 11 — “Notes to Consolidated Financial Statements” of the September 30, 2010 Form 10-Q.

We may be subject to liability under environmental laws and regulations.

We own and operate facilities throughout the United States and manage or own facilities in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

We may not be able to generate additional ancillary revenues.

We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005 we contributed our cinema screen advertising business to NCM. As such, although we retain board seats and an ownership interest in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Risks Related to Our Industry

We depend on motion picture production and performance.

Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

•                  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

•                  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor’s theatres.

•                  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years, many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry from 2005 to 2008. This has affected and may continue to affect the performance of some of our theatres. The number of screens in the U.S. and Canadian exhibition industry slightly declined from 2008 to 2009.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

We compete with other film delivery methods, including network, syndicated cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public’s leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

Over the last decade, the average video release window, which represents the time that elapses from the date of a film’s theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. Film studios are currently considering a premium video on demand product which could also cause the release window to shrink further. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

General political, social and economic conditions can reduce our attendance.

Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of our revenues in fiscal 2010, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers’ discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Development of digital technology may increase our capital expenses.

The industry is in the process of converting film-based media to digital-based media. We, along with some of our competitors, have commenced a roll-out of digital equipment for exhibiting feature films and plan to continue the roll-out through our joint venture DCIP. However, significant obstacles exist that impact such a roll-out plan, including the cost of digital projectors, and the supply of projectors by manufacturers. During fiscal 2010, DCIP completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. We cannot assure you that DCIP will be able to obtain sufficient additional financing to be able to purchase and lease to us the number of digital projectors ultimately needed for our roll-out or that the manufacturers will be able to supply the volume of projectors needed for our roll-out. As a result, our roll-out of digital equipment could be delayed or not completed at all.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment Inc. as of September 30, 2010, on an actual basis and on an adjusted basis to give effect to this offering (and the application of the proceeds thereof). The information in this table should be read in conjunction with the historical financial statements of AMC Entertainment Inc. and the respective accompanying notes thereto in the 2010 Form 10-K incorporated by reference into this offering circular.

	As of September 30, 2010
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents(1)	$326,852	$307,546
Short-term debt (current maturities of long-term debt and capital and financing lease obligations	$10,347	$10,347
Long-term debt:
Senior secured credit facility
Revolving loan facility(2)	—	—
Term loan	612,625	612,625
8.75% Senior Notes due 2019	586,746	586,746
8% Senior Subordinated Notes due 2014	299,312	299,312
11% Senior Subordinated Notes due 2016	325,000	—
Senior Subordinated Notes offered hereby	—	600,000
Capital and financing lease obligations	63,950	63,950
Total debt(3)	$1,897,980	$2,172,980
Stockholder’s equity:
Common Stock ($1 par value, 1 share issued)	—	—
Additional paid-in capital	814,367	559,287
Accumulated other comprehensive loss	(3,889)	(3,889)
Accumulated deficit	4,738	(21,062)
Total stockholder’s equity	815,216	534,336
Total capitalization	$2,713,196	$2,707,316

(1)          Assuming that all of the 2016 Senior Subordinated Notes and Marquee Notes are tendered in the Cash Tenders and accepted on the final tender date, $8.7 million additional interest will be payable with respect to the 2016 Senior Subordinated Notes and $7.1 million additional interest will be payable with respect to the Marquee Notes, in each case for the period from September 30, 2010 until the final tender date. Does not include $113.6 million of cash on hand at Parent and $2.6 million of cash on hand at Marquee.

(2)          The aggregate revolving loan commitment under our senior secured facility is $200.0 million.

(3)          Total debt excludes $240.8 million of Marquee Notes and $203.9 million of senior term loan indebtedness of Parent. We intend to distribute a portion of the proceeds of this offering to Marquee to be applied to the Marquee Notes Cash Tender Offer.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Kerasotes Acquisition to our historical consolidated financial statements and the Kerasotes financial statements incorporated by reference in this offering circular.

These adjustments include:

•                  the acquisition on May 24, 2010 of substantially all of the assets of Kerasotes for an estimated purchase price of $281.4 million, which includes cash acquired and working capital and other purchase price adjustments; and

•                  the net increase in our theatre and screen count by 83 and 812, respectively from the Kerasotes Acquisition, including the impact of theatres divested as required by the Antitrust Division of the United States Department of Justice.

The unaudited pro forma condensed consolidated statement of operations data for the 26 weeks ended September 30, 2010, the 52 weeks ended April 1, 2010 and the 52 weeks ended September 30, 2010 gives effect to the Kerasotes Acquisition as if it had occurred on April 3, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

The pro forma statement of operations and other data for the 52 weeks ended September 30, 2010, which are unaudited, have been calculated by subtracting the pro forma data for the 26 weeks ended October 1, 2009 from the pro forma data for the 52 weeks ended April 1, 2010 and adding the data for the 26 weeks ended September 30, 2010. This presentation is not in accordance with U.S. GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance, and we view this presentation of the four most recently completed fiscal quarters as a key measurement period for investors to assess our historical results. In addition, our management uses trailing four quarter financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use trailing four quarter financial data to test compliance with covenants under our senior secured credit facility. This presentation has limits as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements and accompanying notes and the Kerasotes financial statements, in each case incorporated by reference in this offering circular.

AMC ENTERTAINMENT INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

TWENTY SIX WEEKS ENDED SEPTEMBER 30, 2010

(dollars in thousands)

	Twenty Six Weeks Ended September 30, 2010
	Company 26 Weeks Ended Sept. 30, 2010 Historical	Kerasotes April 1, 2010 to May 24, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Company Pro Forma Kerasotes Acquisition
Revenues	$1,294,577	$40,696	$(12,109	)(1)	$1,323,164
			—	(2)
Cost of operations	846,781	25,802	(8,131	)(1)	874,508
			10,056	(2)
Rent	236,035	6,405	(2,714	)(1)	240,428
			702	(2)
General and administrative:
M&A Costs	10,975	—	—		10,975
Management fee	2,500	—	—		2,500
Other	31,058	1,651	—		32,709
Depreciation and amortization	100,958	2,702	(561	)(1)	104,517
			1,418	(2)
Operating costs and expenses	1,228,307	36,560	770		1,265,637
Operating income	66,270	4,136	(12,879)		57,527
Other expense	(9,685)	—	—		(9,685)
Interest expense	68,758	395	(179	)(2)	68,974
Equity in earnings of non-consolidated entities	(3,566)	—	—		(3,566)
Gain on NCM, Inc. stock sale	(64,648)	—	—		(64,648)
Investment income	(104)	(99)	99	(2)	(104)
Total other expense	(9,245)	296	(80)		(9,029)
Earnings (loss) from continuing operations before income taxes	75,515	3,840	(12,799)		66,556
Income tax provision (benefit)	5,800	—	(3,400	)(3)	2,400
Earnings (loss) from continuing operations	$69,715	$3,840	$(9,399)		$64,156

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMC ENTERTAINMENT INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED APRIL 1, 2010

(dollars in thousands)

	Fifty-two weeks ended April 1, 2010
	Company 52 Weeks Ended April 1, 2010 Historical	Kerasotes Year Ended Dec. 31, 2009 Historical	Kerasotes Three Months Ended Mar. 31, 2010 Historical	Kerasotes Three Months Ended Mar. 31, 2009 Historical	Kerasotes Twelve Months Ended Mar. 31, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Company Pro Forma Kerasotes Acquisition
Revenues	$2,417,739	$325,964	$79,723	$76,283	$329,404	$(62,611	)(1)	$2,683,755
						(777	)(2)
Cost of operations	1,612,260	210,990	53,942	50,428	214,504	(41,684	)(1)	1,785,080
Rent	440,664	45,212	11,640	11,336	45,516	(11,365	)(1)	479,590
						4,775	(2)
General and administrative:
M&A costs	2,280	—	—	—	—	—		2,280
Management fee	5,000	—	—	—	—	—		5,000
Other	57,858	17,011	3,973	4,017	16,967	—		74,825
Depreciation and amortization	188,342	21,894	4,628	5,252	21,270	(1,540	)(1)	213,582
						5,510	(2)
Impairment of long-lived assets	3,765	—	—	—	—	—		3,765
Operating costs and expenses	2,310,169	295,107	74,183	71,033	298,257	(44,304)		2,564,122
Operating income (loss)	107,570	30,857	5,540	5,250	31,147	(19,084)		119,633
Other income	(2,559)	—	—	—	—	—		(2,559)
Interest expense	132,110	4,150	744	1,042	3,852	(3,852	)(2)	132,110
Equity in earnings of non-consolidated entities	(30,300)	—	—	—	—	—		(30,300)
Investment (income) expense	(205)	3,291	569	715	3,145	(2,947	)(2)	(7)
Total other expense	99,046	7,441	1,313	1,757	6,997	(6,799)		99,244
Earnings (loss) from continuing operations before income taxes	8,524	23,416	4,227	3,493	24,150	(12,285)		20,389
Income tax provision (benefit)	(68,800)	—	—	—	—	4,400	(3)	(64,400)
Earnings (loss) from continuing operations	$77,324	$23,416	$4,227	$3,493	$24,150	$(16,685)		$84,789

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

AMC ENTERTAINMENT INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED SEPTEMBER 30, 2010

(dollars in thousands)

	Fifty-two Weeks ended September 30, 2010
	Company 52 Weeks Ended April 1, 2010 Historical	Company 26 Weeks Ended Sept. 30 2010 Historical	Company 26 Weeks Ended Oct. 1 2009 Historical	Company 52 Weeks Ended Sept. 30 2010 Historical	Kerasotes Year Ended Dec. 31, 2009 Historical	Kerasotes Jan. 1, 2010 to May 24, 2010 Historical	Kerasotes Nine Months Ended Sept. 30, 2009 Historical	Kerasotes October 1, 2009 to May 24, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Company Pro Forma Kerasotes Acquisition
Revenues	$2,417,739	$1,294,577	$1,186,364	$2,525,952	$325,964	$120,419	$237,928	$208,455	$(43,712	)(1)	$2,689,918
									(777	)(2)
Cost of operations	1,612,260	846,781	786,067	1,672,974	210,990	79,744	157,471	133,263	(29,112	)(1)	1,787,181
									10,056	(2)
Rent	440,664	236,035	220,684	456,015	45,212	18,045	33,392	29,865	(8,403	)(1)	480,549
									3,072	(2)
General and administrative:
M&A costs	2,280	10,975	221	13,034	—	—	—	—	—		13,034
Management fee	5,000	2,500	2,500	5,000	—	—	—	—	—		5,000
Other	57,858	31,058	26,071	62,845	17,011	5,624	11,510	11,125	—		73,970
Depreciation and amortization	188,342	100,958	95,477	193,823	21,894	7,330	16,351	12,873	(694	)(1)	210,544
									4,542	(2)
Impairment of long-lived assets	3,765	—	—	3,765	—	—	—	—	—		3,765
Operating costs and expenses	2,310,169	1,228,307	1,131,020	2,407,456	295,107	110,743	218,724	187,126	(20,539)		2,574,043
Operating income	107,570	66,270	55,344	118,496	30,857	9,676	19,204	21,329	(23,950)		115,875
Other expense (income)	(2,559)	(9,685)	1,835	(14,079)	—	—	—	—	—		(14,079)
Interest expense	132,110	68,758	64,106	136,762	4,150	1,139	2,738	2,551	(2,767	)(2)	136,546
Equity in earnings of non-consolidated entities	(30,300)	(3,566)	(10,610)	(23,256)	—	—	—	—	—		(23,256)
Gain on NCM, Inc. stock sale	—	(64,648)	—	(64,648)	—	—	—	—	—		(64,648)
Investment (income) expense	(205)	(104)	(131)	(178)	3,291	470	1,615	2,146	(2,144	)(2)	(176)
Total other expense	99,046	(9,245)	55,200	34,601	7,441	1,609	4,353	4,697	(4,911)		34,387
Earnings from continuing operations before income taxes	8,524	75,515	144	83,895	23,416	8,067	14,851	16,632	(19,039)		81,488
Income tax provision (benefit)	(68,800)	5,800	50	(63,050)	—	—	—	—	(900	)(3)	(63,950)
Earnings from continuing operations	$77,324	$69,715	$94	$146,945	$23,416	$8,067	$14,851	$16,632	$(18,139)		$145,438

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Kerasotes Acquisition

On May 24, 2010, we completed the acquisition of substantially all of the assets (92 theatres and 928 screens) of Kerasotes. Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. We acquired Kerasotes based on their highly complementary geographic presence in certain key markets. Additionally, we expect to realize synergies and cost savings related to the Kerasotes acquisition as a result of moving to our operating practices, decreasing costs for newspaper advertising and concessions and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and have included this amount as part of the total estimated purchase price.

The acquisition of Kerasotes is being treated as a purchase in accordance with Accounting Standards Codification 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management’s judgment after evaluating several factors, including bid prices from potential buyers and a preliminary valuation assessment which falls under Level 3 of the valuation hierarchy. The allocation of purchase price is subject to changes as an appraisal of both tangible and intangible assets and liabilities is finalized and additional information becomes available, however, we do not expect material changes. The following is a summary of the preliminary allocation of the purchase price:

(In thousands)	Total
Cash	$809
Receivables, net(1)	3,832
Other current assets	12,905
Property, net	204,998
Intangible assets, net(2)	17,425
Goodwill(3)	109,907
Other long-term assets	5,920
Accounts payable	(13,538)
Accrued expenses and other liabilities	(12,439)
Deferred revenues and income	(1,806)
Capital and financing lease obligations	(12,583)
Other long-term liabilities(4)	(34,015)
Total estimated purchase price	$281,415

(1)          Receivables consist of trade receivables recorded at fair value. We did not acquire any other class of receivables as a result of the acquisition of Kerasotes.

(2)          Intangible assets consist of certain Kerasotes’ trade names, a non-compete agreement, and favorable leases. See Note 4 to our unaudited consolidated financial

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

statements for the 26-week period ended September 30, 2010 incorporated by reference in this offering circular for further information.

(3)          Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations. Amounts recorded for goodwill are not subject to amortization and are expected to be deductible for tax purposes.

(4)          Other long-term liabilities consist of certain theatre and ground leases that have been identified as unfavorable.

During the 26 weeks ended September 30, 2010, we incurred acquisition-related costs of approximately $10.2 million included in general and administrative expense: merger, acquisition and transaction costs in our consolidated statements of operations. We have expensed acquisition-related transaction costs as incurred pursuant to ASC 805-10.

In connection with the acquisition of Kerasotes, we divested of five Kerasotes theatres with 59 screens as required by the Antitrust Division of the United States Department of Justice. We also sold one vacant theatre that had previously been closed by Kerasotes. Proceeds from the divested theatres exceeded the carrying amount of such theatres by $16.9 million which was recorded as a reduction to goodwill. In addition, we have classified two Kerasotes theatres with 26 screens as assets held for sale during the 26 weeks ended September 30, 2010, that will be divested. The carrying amount of the assets held for sale was reduced by $6.5 million which was recorded as an increase to goodwill during the 26 weeks ended September 30, 2010, to reflect the $0.9 million net sales price received for one of the theatres during the third quarter of fiscal 2011.

We were also required by the Antitrust Division of the United States Department of Justice to divest of four legacy AMC theatres with 57 screens. We recorded a gain on disposition of assets of $10.1 million for one divested legacy theatre with 14 screens during the 26 weeks ended September 30, 2010, which reduced operating expenses by approximately $10.1 million. Additionally, we acquired two theatres with 26 screens that were received in exchange for three of the legacy AMC theatres with 43 screens.

A reconciliation of the $275.0 million purchase price as set forth in the acquisition agreement to the total estimated purchase price is as follows:

Base Purchase Price	$275,000,000
Swap Termination Costs	1,798,000
Closing Date Working Capital Amount	4,617,000
Total estimated purchase price	$281,415,000

Methods and Significant Assumptions Used in Valuation

Leases

To evaluate whether the individual standard operating leases being acquired were either favorable or unfavorable, a representative sample of leases from both Kerasotes’ and AMC’s theatre portfolio was analyzed to develop an estimate of current market terms. Rent, as a percentage of revenue, was considered an appropriate metric to estimate a market term.

Theatres considered at-market were the theatres in which rent-to-revenue ratio was within a calculated a range equal to one standard deviation around the average. As a secondary test, a comparison of all of the theatres’ positive average annual operating cash flow (“OCF”) margin was done. Similar to the rent to revenue analysis, a one standard deviation range from the average OCF

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

margin was developed to represent reasonable profitability. Certain theatres within this at-market rent range were deemed favorable or unfavorable depending on the strength of their OCF margin.

To calculate the value of the favorable and unfavorable leases, the expected rent to be paid annually was compared to a normalized rent level based on the average rent-to-revenue ratio discussed above. The rent differential was calculated over the remaining term of the individual leases for the identified theatres. The difference in rent was then discounted at a rate of return based on rates for similar real property.

Trade Name

The Royalty Savings or Relief-from-Royalty Method, an income approach (Level 3 fair value measurement), was used to estimate the Fair Value of the ShowPlace and Star trade names. The Royalty Savings Method, estimates the value of a trade name by capitalizing the royalties saved because we own the trade name. The relief from royalty analysis is comprised of two primary steps including: i) the determination of the appropriate royalty rate, and ii) the subsequent application of the relief from royalty method.

The seller has retained the “Kerasotes” name but most of the theatres were branded as either ShowPlace or Star. Therefore we valued the ShowPlace and Star trade names. We plan to preserve the use all of the ShowPlace and Star Theatres’ trade names on a total of 46 theatres.

The royalty savings was calculated by multiplying the royalty rate by the annual revenues for all of the theatres with the ShowPlace or Star names. The royalty rate was established based on various quantitative and qualitative factors. The present value of the after-tax royalty savings was determined using a rate for intangible assets.

Non-Compete Agreement

As part of the Kerasotes Acquisition, certain management members of the remaining Kerasotes company (“Potential Competitors”) entered into five year non-competition agreements, which prevent them from competing against the sold Kerasotes theatres and all other AMC theatres over the duration of the agreement. The Differential Cash Flow Method, an income approach (Level 3 fair value measurement), was used to value the Non-Competition Agreements.

Key assumptions used in the Differential Cash Flow Method included assumptions regarding theatre cash flows with and without the non-compete agreements in place, probabilities regarding competitors reentering the market, and a discount rate used to present value cash flows, appropriate for intangible assets.

Our preliminary allocation of purchase price as of May 24, 2010 consisted primarily of:

(a)                                  Receivables and Current assets acquired from Kerasotes, which excluded $26.7 million of assets in the Kerasotes unaudited condensed statement of assets and liabilities as of March 31, 2010 incorporated by reference in this offering circular as such assets were not acquired. Other current assets includes $9.0 million of property, net for two theatres held for sale;

(b)                                 Property, net which reflects the estimated fair value of furniture, fixtures and equipment, leasehold improvements and real estate;

(c)                                  Intangible assets, net comprised principally of six theatres with favorable leases of $5.6 million, the ShowPlace and Star trade names of $5.1 million and noncompete agreements with Kerasotes management of $6.4 million;

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(d)                                 Other long-term assets is comprised of Land and Buildings at certain inactive theatre locations;

(e)                                  Accounts payable and accrued expenses and other liabilities primarily comprised of utility accruals, trade payables, accrued payroll and payroll taxes, and accrued property taxes. We did not assign any fair value to $0.3 million of “Current portion of developer reimbursements”, $0.7 million of “Current portion of long-term debt to Parent” or $7.3 million of “Current portion of deferred gain” that are listed on the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities incorporated by reference in this offering circular as the “Current portion of developer reimbursements” represented deferred rent which is reduced to $0 fair value in purchase accounting, the “Long-term debt to Parent” was not a liability that was assumed in the acquisition and the deferred gain related to Kerasotes sale lease back transactions is reduced to $0 in purchase accounting;

(f)                                    Deferred revenues are for advance ticket sales, gift card sales and other scrip. As part of its fair value estimation for deferred revenue amounts, we reduced the historical amounts recorded by Kerasotes as of May 24, 2010 by $2.6 million to reflect the expected non-presentment rate based on our accounting policy for these sales. We determined that a $2.6 million reduction to deferred revenues was appropriate based upon our review and evaluation of Kerasotes’ actual historical experience compared to the Company’s actual historical experience. This change conforms Kerasotes non-presentment rate for advance ticket sales and gift card sales used to calculate “breakage” to our accounting policy by multiplying Kerasotes’ historical cumulative gift card sales and advance ticket sales by our non-presentment rate for these types of items where Kerasotes had not recorded any gift card or advance ticket sale breakage. We believe these non-presentment rates are appropriate, as (i) we believe the characteristics of the historic Kerasotes customer base that purchases gift cards and advance tickets to be similar to our historic customer base, (ii) we have a longer historical record for selling gift cards than Kerasotes, and our more fully developed historical customer data supports the non-presentment rate we used and (iii) we both use the same third party provider to administer gift cards and advance tickets;

(g)                                 Capital and financing lease obligations were recorded for one location accounted for by Kerasotes as a sale leaseback transaction following the financing method. Deferred rent for two theatre locations totaling $4.1 million included in the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities incorporated by reference in this offering circular within the line item called “Developer reimbursements” were assigned a fair value of $0 as deferred rent is reduced to $0 fair value in purchase accounting; and

(h)                                 Other long-term liabilities, comprised of the estimated fair value of 14 theatres with unfavorable leases acquired from Kerasotes of $34.0 million. We did not assign any fair value to $19.9 million of “Long-term debt to Parent”, $111.2 million of “Deferred gain from sale-leaseback transactions” or $7.4 million of “Deferred rent and other long-term liabilities” included in the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities incorporated by reference in this offering circular as the “Long-term debt to Parent” was not a liability that was assumed in the acquisition and the “Deferred gain” related to Kerasotes sale lease back transactions and deferred rent is reduced to $0 in purchase accounting.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

Kerasotes Acquisition Pro Forma Adjustments

(1)                                  Reflects the exclusion of revenues and expenses and disposition of assets and liabilities for theatres expected to be disposed of in connection with the approval of the Kerasotes Acquisition by the U.S. Department of Justice:

	26 Weeks Ended September 30, 2010	52 Weeks Ended April 1, 2010	52 Weeks Ended September 30, 2010
	(thousands of dollars)
Revenues	$12,109	$62,611	$43,712
Cost of operations	8,131	41,684	29,112
Rent	2,714	11,365	8,403
Depreciation & amortization	561	1,540	694

(2)                                  Pro forma adjustments are made to the unaudited pro forma condensed consolidated financial statement of operations for purchase accounting to reflect the following:

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Revenues:
Remove Kerasotes historical gift certificate breakage	$—	$(777)	$(777)
Cost of operations:
Remove gain on sale of divested theatres	10,056	—	10,056
Depreciation and Amortization:
Remove Kerasotes historical amount	$(2,702)	$(21,270)	$(12,873)
Buildings and improvements, furniture, fixtures and equipment and leasehold improvements	3,800	24,700	16,150	7	Property, net
Favorable leases	123	800	428	9	Intangibles, net
Non-compete agreements	197	1,280	837	5	Intangibles, net
Tradename	—	—	—	Indefinite	Intangibles, net
	$1,418	$5,510	$4,542

The $777,000 reduction to revenues represents Kerasotes’ historical gift certificate breakage, which we determined from Kerasotes’ disclosure of the amount of breakages for its year ended December 31, 2009. We also determined that Kerasotes recorded breakage annually

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

and that on an interim basis, there was no breakage recorded; therefore, the amounts for the 52 weeks ended April 1, 2010 and the 52 weeks ended September 30, 2010 are the same, and the 26 weeks ended September 30, 2010 is $0.

We determined the estimated useful lives for Buildings and improvements, Furniture fixtures and equipment and Leasehold improvements using our accounting policy for those classes of assets. Building lives assigned were approximately 20 years, Leasehold improvement lives reflect the shorter of the base terms of the corresponding lease agreements or the expected useful lives of the assets. Furniture, fixtures and equipment lives range from 1 to 10 years. The seven year estimated useful life represents the weighted average life for the assets acquired and the majority of the assets acquired were Furniture, fixtures and equipment and Leasehold improvements. Lives for favorable leases reflect the remaining base term of the lease agreements. The five year life for the non-compete agreement reflects the term of the agreement.

The pro forma adjustments for depreciation and amortization were determined by first removing all of the Kerasotes recorded historical amounts of depreciation and amortization which were recorded by Kerasotes based on their historical cost and accounting policies. We then recomputed depreciation and amortization for the appropriate period of time for each period presented to replace the historical amounts recorded by Kerasotes with depreciation and amortization we calculated based on the estimated fair values recorded in purchase accounting divided by the remaining useful lives on a straight-line basis.

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Rent:
Kerasotes amortization of deferred gain on sale-leaseback transactions	$1,086	$7,275	$4,706
Unfavorable leases	(384)	(2,500)	(1,634)	15	Other long-term liabilities
	$702	$4,775	$3,072

The pro forma adjustments for rent were determined by removing all of the Kerasotes amortization of deferred gain on sale-leaseback transactions recorded in their historical financial statements and included in the pro forma financial statements within the Rent line as the deferred gain on the sale-leaseback transactions was reduced to a $0 in purchase accounting. We have also included amortization of the fair value of the unfavorable leases recorded in purchase accounting and calculated the amounts based on the estimated fair

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

values recorded in purchase accounting divided by the remaining base terms of the lease agreements.

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010
	(thousands of dollars)
Interest Expense:
Interest expense to Kerasotes Showplace Theatres, LLC and other	$(179)	$(3,852)	$(2,767)
	$(179)	$(3,852)	$(2,767)

We made pro forma adjustments to interest expense to remove the interest expense recorded in Kerasotes historical financial statements related to long-term debt that was not assumed as part of the Kerasotes Acquisition.

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010
	(thousands of dollars)
Investment Income:
Kerasotes expense related to interest rate swap and other	$99	$(2,947)	$(2,144)
	$99	$(2,947)	$(2,144)

We made pro forma adjustments to investment income to remove the historical amounts recorded by Kerasotes related to assets not acquired in the Kerasotes Acquisition which was primarily the Kerasotes interest rate swap agreement.

(3)                                  Represents the expected income tax impact of the Kerasotes Acquisition in U.S. tax jurisdictions at the expected state and federal rate of approximately 37.5%.

BUSINESS

We are one of the world’s leading theatrical exhibition companies. As of September 30, 2010, we owned, operated or held interests in 378 theatres with a total of 5,304 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the industry in key asset quality and performance metrics, such as screens per theatre and per theatre productivity measures. Our industry leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of September 30, 2010, we are the largest IMAX exhibitor in the world with a 44% market share in the United States and more than twice the screen count of the second largest U.S. IMAX exhibitor.

For the 52 weeks ended September 30, 2010, the fiscal year ended April 1, 2010 and the 26 weeks ended September 30, 2010, we generated pro forma revenues of approximately $2.7 billion, $2.7 billion and $1.3 billion, respectively, pro forma Adjusted EBITDA (as defined on page 13) of $370.2 million, $365.6 million and $188.2 million, respectively, and pro forma earnings from continuing operations of $145.4 million, $84.8 million and $64.2 million, respectively. We reported revenues of approximately $2.4 billion, earnings from continuing operations of $77.3 million and net earnings of $69.8 million in fiscal 2010. For fiscal 2009 and 2008, we reported revenues of approximately $2.3 billion and $2.3 billion, earnings (losses) from continuing operations of $(90.9) million and $41.6 million, and net earnings (losses) of $(81.2) million and $43.4 million, respectively.

The following table provides detail with respect to digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on September 30, 2010.

Format	Theatres	Screens	Planned Fiscal 2011 Screen Deployment
Digital	293	1,344	700 - 800
3D	293	668	550 - 650
IMAX	97	97	20 - 25
ETX	11	11	20 - 25
Dine-in theatre	3	20	40 - 60

The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of September 30, 2010:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	45	688
Illinois	49	520
Texas	22	424
Florida	21	368
New Jersey	20	276
Indiana	27	298
New York	25	267
Michigan	10	184
Arizona	9	183
Georgia	11	177
Colorado	14	187
Missouri	14	143
Pennsylvania	12	142
Washington	12	140
Massachusetts	10	129
Maryland	12	127
Virginia	7	113
Minnesota	7	111
Ohio	7	104
Louisiana	5	68
Wisconsin	4	63
North Carolina	3	60
Oklahoma	3	60
Kansas	2	48
Connecticut	2	36
Iowa	3	34
Nebraska	1	24
District of Columbia	3	22
Kentucky	1	20
Arkansas	1	16
South Carolina	1	14
Nevada	1	10
Utah	1	9
Canada	8	184
China (Hong Kong)(2)	2	13
France	1	14
United Kingdom	2	28
Total Theatrical Exhibition	378	5,304

(1)                                  Included in the above table are 8 theatres and 96 screens that we manage or in which we have a partial interest. We manage 3 theatres where we receive a fee from the owner and where we do not own any economic interest in the theatre. We manage and own 50% economic interests in 3 theatres accounted for following the equity method and own a 50% economic interest in 1 IMAX screen accounted for following the equity method. As of September 30, 2010 we have four theatres with 41 screens temporarily closed for remodeling into dine-in theatres.

(2)                                  In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

We were founded in 1920 and since then have pioneered many of the industry’s most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and, more recently, Kerasotes.

The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through September 30, 2010:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
2006	7	106	116	1,363	7	60	335	4,770
2007	7	107	2	32	26	243	318	4,666
2008	9	136	—	—	18	196	309	4,606
2009	6	83	—	—	8	77	307	4,612
2010	1	6	—	—	11	105	297	4,513
2011 through September 30, 2010	1	14	95	960	15	183	378	5,304
	31	452	213	2,355	85	864

We have also created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our company in the future. For example:

•                  During fiscal 2010, DCIP, our joint venture with two other exhibitors, completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. We anticipate that our deployment of digital projection systems should take three and a half years to complete. Future digital cinema developments will be managed by DCIP, subject to certain approvals. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and intend to install an additional 700 to 800 digital projectors in the second half of fiscal 2011.

•                  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D systems in our theatres. As of September 30, 2010, we had 668 3D-enabled systems. Concurrent with our digital rollout, we plan on having over 1,300 RealD screens across our circuit by the end of fiscal year 2011.

•                  We are the world’s largest IMAX exhibitor with 97 screens as of September 30, 2010. With a 44% market share in the U.S. (as of September 30, 2010), our IMAX screen count is more than twice the screen count of the second largest U.S. IMAX exhibitor. During June 2010, we announced an expansion of our IMAX relationship. Under this expanded agreement, we expect to increase our IMAX screen count to 115 by the end of fiscal year 2011.

•                  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, at 4 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to install an additional 20 to 25 of our proprietary ETX large screen formats during fiscal 2011.

•                  As of September 30, 2010, we had three theatres featuring our proprietary food and beverage concepts. We believe that these enhanced food and beverage concepts allow us to offer a more diverse array of food types such as expanded menus and venues including dine-in theatre options, which should appeal to a greater cross section of potential customers. We plan to continue our expanded food and beverage investments to cover an additional 125 to 150 theatres over the next three years.

•                  We are a founding member of NCM, a cinema screen advertising venture. As of September 30, 2010, we had a 17.02% interest in NCM. See note 5 to the audited consolidated financial statements of AMC Entertainment Inc. in the 2010 Form 10-K incorporated by reference into this offering circular. NCM operates an in-theatre digital network in the United States. The digital network consists of projectors used to display advertising and other non-film events. NCM’s primary activities that impact our theatres include:

•                  advertising through its branded “First Look” pre-feature entertainment program, lobby promotions and displays,

•                  live and pre-recorded networked and single-site meetings and events, and

•                  live and pre-recorded concerts, sporting events and other non-film entertainment programming.

We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

•                  Our tickets are currently on sale at two different Internet ticketing vendors. We are a founding partner and current owner of approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 150 exhibitors with 12,000 screens. During 2009, MovieTickets.com sold over 15 million tickets, including approximately 6.8 million for us. We also partner with Fandango for Internet ticketing services for certain of our theatres. During 2009, Fandango sold over 24 million tickets, including approximately four million for us.

Our Competitive Strengths

We believe our leadership in major metropolitan markets, superior asset quality and continuous focus on innovation and the guest experience have positioned us well to capitalize disproportionately on trends providing momentum to the theatrical exhibition industry as a whole, particularly the mass adoption of digital and 3D technologies. We also believe our management team is uniquely equipped to execute our strategy to realize this opportunity, making us a particularly effective competitor in our industry and positioning us well for future growth. Our competitive strengths include:

Major Market Leader.  We maintain the leading market share within our markets. As of September 30, 2010, we operated in 24 of the top 25 DMAs and had the number one or two market share in each of the top 15 DMAs, including New York City, Los Angeles, Chicago, Philadelphia, San Francisco, Boston and Dallas. In addition, 75% of our screens were located in the top 25 DMAs and 89% were located in the top 50 DMAs. Population growth from 2008 through 2013 is projected by Nielsen Claritas to be 5.8% in the top 25 DMAs and 5.9% in the top 50 DMAs, compared to only 2.9% in all other DMAs. Our strong presence in the top DMAs makes our theatres more visible and therefore strategically more important to content providers who rely on these markets for a disproportionately large share of box office receipts. According to Rentrak, during the

52 weeks ended September 30, 2010, 60% of all U.S. box office receipts were derived from the top 25 DMAs and 76% were derived from the top 50 DMAs. In certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

We believe that customers in our major metropolitan markets are generally more affluent and culturally diverse than those in smaller markets. Traditionally, our strong presence in these markets has created a greater opportunity to exhibit a broad array of programming and premium formats, which we believe drives higher levels of attendance at our theatres. This has allowed us to generate higher per screen and per theatre operating metrics. For example, our pro forma average ticket price in the United States was $8.39 for our fiscal 2010, as compared to $7.64 for the industry as a whole for the 12 months ended March 31, 2010.

Modern, Highly Productive Theatre Circuit.  We believe the combination of our strong major market presence, focus on a superior guest experience and core operating strategies enables us to deliver industry-leading theatre level operating metrics. Our circuit averages 14 screens per theatre, which is more than twice the National Association of Theatre Owners average of 6.9 for calendar year 2009 and higher than any of our peers. For the 52 weeks ended September 30, 2010, on a pro forma basis, our theatre exhibition circuit generated attendance per average theatre of 586,000 (higher than any of our peers) revenues per average theatre of $7.2 million (approximately 33% higher than our closest peer) and operating cash flows before rent (defined as Adjusted EBITDA before rent and G&A-Other) per average theatre of $2.5 million (approximately 28% higher than our closest peer). Over the past five fiscal years, we invested an average of $131.3 million per year to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

Leader in Deployment of Premium Formats.  We also believe our strong major market presence and our highly productive theatre circuit allow us to take greater advantage of incremental revenue-generating opportunities associated with the premium services that will define the future of the theatrical business, including digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX offering, and alternative programming. As the industry’s digital conversion accelerates, we believe we have established a differentiated leadership position in premium formats. For example, we are the world’s largest IMAX exhibitor with 97 screens as of September 30, 2010, and we expect to increase our IMAX screen count to 115 by the end of fiscal year 2011. We are able to charge a premium price for the IMAX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 300% greater than standard 2D versions of the same movie.

Innovative Growth Initiatives in Food and Beverage.  We believe our theatre circuit is better positioned than our peer competitors’ to generate additional revenue from broader and more diverse food and beverage offerings, in part due to our markets’ larger, more diverse and more affluent customer base and our management’s extensive experience in guest services, specifically within the food and beverage industry. To capitalize on this opportunity, we have introduced proprietary food and beverage offerings in three theatres as of September 30, 2010, and we intend to deploy these offerings across our theatre circuit based on the needs and specific circumstances of each theatre. Our wide range of food and beverage offerings feature expanded menus, enhanced concession formats and unique dine-in theatre options, which we believe appeals to a larger cross section of potential customers. For example, in fiscal 2009 we converted a small, six-screen theatre in Atlanta, Georgia to a dine-in theatre facility with a separate bar and lounge area. From fiscal 2008 to fiscal 2010, this theatre’s attendance increased over 60%, revenues more than doubled, and operating cash flow and margins increased significantly. We plan to continue to invest in enhanced food and beverage offerings across 125 to 150 theatres over the next three years.

Strong Cash Flow Generation.  We believe that our major market focus and highly productive theatre circuit have enabled us to generate significant and stable cash flow provided by operating activities. For the 52 weeks ended September 30, 2010, on a pro forma basis, our net cash provided by operating activities totaled $230.7 million. For the fiscal year ended April 1, 2010, on a pro forma basis, our net cash provided by operating activities totaled $295.3 million. This strong cash flow will enable us to continue our deployment of premium formats and services and to finance planned capital expenditures without relying on the capital markets for funding. In addition, in future years, we expect to continue to generate cash flow sufficient to allow us to grow our revenues, maintain our facilities, service our indebtedness and make dividend payments to our stockholder.

Management Team Uniquely Positioned to Execute.  Our management team has a unique combination of industry experiences and skill-sets, equipping them to effectively execute our strategies. Our CEO’s broad experience in a number of consumer packaged goods and entertainment-related businesses expands our growth perspectives beyond traditional theatrical exhibition and has increased our focus on providing more value to our guests. Recent additions, including a Chief Marketing Officer, heads of Food and Beverage, Programming and Development/Real Estate and a Senior Vice President for Strategy and Strategic Partnerships, augment our deep bench of industry experience. The expanded breadth of our management team complements the established team that is focused on for operational excellence, innovation and successful industry consolidation.

Our Strategy

Our strategy is to use our modern theatre circuit and major market position to lead the industry in innovation and financial operating metrics. The use of emerging premium formats and our focus on the guest experience give us a unique opportunity to leverage our theatre circuit and major market position across our platform. Our goal is to maintain our company’s and the industry’s social relevance and to provide our guests with a superior movie-going experience.

Capitalize on Premium Formats.  We believe operating a digital theatre circuit, when combined with our major markets’ customer base, will enhance our capacity utilization and dynamic pricing capabilities, enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. We have already seen success from the Metropolitan Opera, with respect to which, during fiscal 2010, we programmed 23 performances in 75 theatres and charged an average ticket price of $18. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX and RealD systems and the presentation of attractive alternative content. For example:

•                  We have the leading market share of IMAX MPX digital projection systems. We expect to increase our IMAX screen count to 115 by the end of fiscal year 2011. These IMAX projection systems are slated to be installed in many of our top performing locations in major U.S. markets, each protected by geographic exclusivity.

•                  As of September 30, 2010, we had installed 1,344 digital projectors in our existing theatre base, representing a 25% digital penetration in our theatre circuit. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and intend to install an additional 700 to 800 more digital projectors in fiscal 2011. We lease our digital projection systems from DCIP and therefore do not bear the majority of the cost of the digital projector rollout. Operating a digital theatre circuit provides numerous benefits, which include forming the foundation for 3D formats and alternative programming, allowing for more efficient film operations, lowering costs and enabling a better, more versatile advertising platform.

•                  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D systems in our theatres. As of September 30, 2010, we had 668 3D-enabled systems. During the past year, 3D films have generated approximately 40% more in attendance than the standard 2D versions of the same film at an additional $1 to $5 per ticket. Concurrent with our digital rollout, we plan on having over 1,300 RealD screens across our theatre circuit by the end of fiscal 2011.

•                  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, at four locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to install an additional 20 to 25 of our proprietary ETX large screen formats during fiscal 2011.

Broaden and Enhance Food and Beverage Offerings.  To address consumer trends, we are expanding our menu of premium food and beverage products to include alcohol, healthy items, made-to-order items, customized coffee, hot food items and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new dine-in theatre options. We have successfully implemented our dine-in theatre offerings to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and, in some of our larger theatres to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. We plan to continue to invest in enhanced food and beverage offerings across 125 to 150 theatres over the next three years, including approximately 30 theatres that will offer one of our dine-in theatre options.

Disciplined Approach to Theatre Portfolio Management.  We evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with newer, more modern theatres that offer amenities consistent with our portfolio. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. We presently have no current plans, proposals or understandings regarding any such acquisitions. Historically, we have demonstrated a successful track record of integrating acquisitions such as Loews, General Cinema and Kerasotes. For example, our January 2006 acquisition of Loews combined two leading theatrical exhibition companies, each with a long history of operating in the industry, thereby increasing the number of screens we operated by 47%.

Maximize Guest Engagement and Loyalty.  In addition to differentiating the AMC Entertainment movie-going experience by deploying new sight and sound formats, as well as food and beverage offerings, we are also focused on creating differentiation through guest marketing. We are already the most recognized theatre exhibition brand, with almost 60% brand awareness in the United States. We are actively marketing our own “AMC experience” message to our customers, focusing on every aspect of a customer’s engagement with AMC, from the moment a guest visits our website or purchases a ticket to the moment he leaves our theatre. We have also refocused our marketing to drive active engagement with our customers through a redesigned website, Facebook, Twitter and push email campaigns. As of November 23, 2010, we had approximately 327,000 “likes” on Facebook, and we engaged directly with our guests via close to 32 million emails in fiscal 2010. In addition, our frequent moviegoer loyalty program is scheduled to re-launch during 2011 with a new, more robust fee-based program. Our loyalty program currently has approximately 1.5 million active members and a database of over 5.0 million moviegoers. Additional marketing initiatives include:

•                  The launch of amcentertainment.com and upgraded Interactive Voice Response (“IVR”) systems to supplant traditional communication via newspapers with contemporary engagement platforms that offer comprehensive theatre, show time and movie-related information. Additional means of consumer engagement are being expanded to include email, social networking, and Short Message Service (“SMS”) messaging.

•                  The addition of music, sports and other special events to transform our buildings into full-fledged entertainment venues. This growing complement to traditional content has grown to 62 events in fiscal 2010, including the very popular Metropolitan Opera series.

•                  Targeting film content to the ethnic/lifestyles within individual theatre trade areas, which enables us to drive incremental traffic and create greater guest engagement. Our circuit-within-a-circuit initiative includes a number of guest profiles, including independent films, Latino, Bollywood, Asian/Korean and Urban.

Continue to Achieve Operating Efficiencies.  We believe that the size of our theatre circuit, our major market concentration and the breadth of our operations will allow us to continue to achieve economies of scale and further improve operating margins. Our operating strategies are focused in the following areas:

•                  Optimizing our pricing model and yield management through implementation of value-oriented pricing during periods of low capacity utilization balanced with more aggressive pricing during peak operating periods and for higher perceived value offerings such as premium formats, reserved seating and dine-in theatre amenities. By building upon our highly productive theatre circuit and our ongoing development of premium experiences, we have increased our pricing power in the marketplace.

•                  Enhancing focus on leveraging our scale to lower our cost of doing business without sacrificing quality or the important elements of guest satisfaction. For example, during fiscal 2010, we reorganized our procurement function and implemented a number of other initiatives that allowed for vendor consolidation, more targeted marketing and promotional efforts, and energy management programs that generated an aggregate annual savings of approximately $15.5 million.

•                  Lowering occupancy costs in many of our facilities by renegotiating rental agreements with landlords, strictly enforcing co-tenancy provisions and effective auditing of common area billings. In fiscal 2010, we negotiated rental reductions and enforced co-tenancy provisions in 15 of our leases, generating savings of $8.1 million.

Film Licensing

We predominantly license “first-run” motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

During the period from 1990 to 2009, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 633 in 2008, according to the Motion Picture Association 2009 Theatrical Market Statistics.

North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within each zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of April 1, 2010, approximately 88% of our screens in the United States and Canada were located in film licensing zones where we are the sole exhibitor.

Our licenses typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), Sony Pictures Releasing, and Universal Pictures. Films licensed from these distributors accounted for approximately 84% of our U.S. and Canadian admissions revenues during fiscal 2010. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor’s motion pictures in any given year. In fiscal 2010, no single distributor accounted for more than 20% of our box office admissions.

Concessions

Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented “combo-meals”, which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Our entertainment and dining experience at certain theatres features casual and premium upscale dine-in theatre options as well as bar and lounge areas.

Properties

The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of September 30, 2010:

Property Holding Classification	Theatres	Screens
Owned	34	228
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	330	4,907
Total	370	5,208

Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre’s revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

We lease our corporate headquarters in Kansas City, Missouri.

Currently, the majority of the concessions, projection, seating and other equipment required for each of our theatres are owned. In the future, we expect the majority of our digital projection equipment to be leased from DCIP.

Employees

As of September 30, 2010, we employed approximately 1,000 full-time and 17,000 part-time employees. Approximately 40% of our U.S. theatre associates were paid the minimum wage.

Fewer than 2% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

Theatrical exhibition is the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing the film’s value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased from $5.0 billion in 1989 to $10.6 billion in 2009, driven by increases in both ticket prices and attendance. In calendar 2009, industry box office revenues for the United States and Canada were $10.6 billion, an increase of 10% from calendar 2008.

The following table represents information about the exhibition industry obtained from the National Association of Theatre Owners (“NATO”).

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2009	$10,600	1,414	$7.50	5,561	38,605	6.9
2008	9,634	1,341	7.18	5,403	38,934	7.2
2007	9,632	1,400	6.88	5,545	38,159	6.9
2006	9,170	1,401	6.55	5,543	37,776	6.8
2005	8,820	1,376	6.41	5,713	37,092	6.5

There are approximately 816 companies competing in the North American theatrical exhibition industry, approximately 442 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors (in terms of box office revenue) generated approximately 54% of the box office revenues in 2009. This statistic is up from 33% in 2000 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. According to NATO, average screens per theatre have increased from 6.5 in 2005 to 6.9 in 2009, which we believe is indicative of the industry’s development of megaplex theatres.

Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

We believe the theatrical exhibition industry will continue to be attractive for a number of key reasons, including:

Adoption of Digital Technology.  The theatrical exhibition industry is in the initial stages of converting from film-based to digital projection technology. Digital projection results in a premium visual experience for patrons, and digital content gives the theatre operator greater flexibility in programming. The industry will benefit from the conversion to digital delivery, alternative content, 3D formats and dynamic pricing models. As theatre exhibitors have adopted digital technology, the theatre circuits have shown enhanced productivity, profitability and efficiency. Digital technology has increased attendance and average ticket prices. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

Long History of Steady Growth.  The theatrical exhibition industry has produced steady growth in revenues over the past several decades. In recent years, net new build activity has slowed, and screen count has rationalized and is expected to decline in the near term before stabilizing, thereby increasing revenue per screen for existing theatres. The combination of the popularity of movie-going, its steady long-term growth characteristics and consolidation and the industry’s relative maturity makes theatrical exhibition a high cash flow generating business today. Box office revenues in the United States and Canada have increased from $5.0 billion in 1989 to $10.6 billion in 2009, driven by increases in both ticket prices and attendance across multiple economic cycles. The industry has also demonstrated its resilience to economic downturns; during four of the last six recessions, attendance and box office revenues grew an average of 8.1% and 12.3%, respectively. In 2009, 32 films grossed over $100.0 million, compared to 25 in the prior year, helping to establish a new industry box office record for the year. In the first 46 weeks of calendar 2010, industry revenues have increased 3% over the comparable period in calendar 2009.

A Highly Popular and Affordable Out-of-Home Entertainment Experience.  Going to the movies has been one of the most popular and affordable out-of-home entertainment options for decades. The estimated average price of a movie ticket was $7.50 in calendar 2009, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events. According to the MPAA, the 2009 average out-of-home ticket price for the most popular professional sports and theme parks was $47.50. In calendar 2009, attendance at indoor movie theatres in the United States and Canada was 1.4 billion. This contrasts to the 119 million combined annual attendance generated by professional baseball, basketball and football over the same time period.

Importance to Content Providers.  We believe that the theatrical success of a motion picture is often the key determinant in establishing the film’s value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. For each $1.00 of theatrical box office receipts, an average of $1.33 of additional revenue is generated in the remainder of a film’s product life cycle. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

Regulatory Environment

The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

Our theatres must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999 the Civil Rights Division of the Department of Justice, or the Department, filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003, the Court ruled against us in the “line of sight” and the “non-line of sight” aspects of this case. In 2003, the Court entered a consent order and final judgment about the non-line of sight aspects of this case. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Company and the

Department have reached a settlement in principle regarding the extent of betterments related to the remaining remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit’s decision. The improvements will likely be made over a 5 year term. The Company has recorded a liability of approximately $349,000 for estimated fines related to this matter.

As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

In the normal course of business, we are party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department filed suit alleging that our stadium-style theatres violated the ADA and related regulations. The Department alleged that we had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

As to line-of-sight matters, the trial court entered summary judgment in favor of the Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Department moved for reconsideration on the line-of-sight matters and was denied on June 8, 2009 by the Ninth Circuit Court of Appeals. The case has reverted to the trial court. The Company and the Department have reached a settlement in principle regarding the extent of betterments related to the remaining remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit’s decision. The improvements will likely be made over a 5 year term. The Company has recorded a liability of approximately $349,000 for estimated fines related to this matter.

As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which we agreed to remedy certain violations at our stadium-style theatres and at certain theatres we may open in the future. Currently we estimate that remaining betterments are required at approximately 39 stadium-style theatres. We estimate that the unpaid costs of these betterments will be approximately $19,100,000. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171). In January 2007, a class action complaint was filed against America Multi-Cinema, Inc. in the Central District of the United States District Court of California (the “District Court”) alleging violations of the Fair and Accurate Credit Transactions Act (“FACTA”). FACTA provides in part that neither expiration dates nor more than the last five numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 24, 2008, the District Court denied plaintiff’s renewed motion for class certification. On September 27, 2010, the Ninth Circuit Court of Appeals vacated the District Court’s order and remanded the proceedings for a new determination consistent with their opinion. The Company filed its Petition for En Banc and/or Panel Rehearing on October 8, 2010. The parties have reached a tentative settlement, subject to court approval, which is not expected to have a material adverse impact to our financial condition.

On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that we willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The Jarchafjian case has been deemed related to the Bateman case and was stayed pending a Ninth Circuit decision in the Bateman case, which has now been issued. The Company has renewed settlement discussions in this matter as well. The Company believes the plaintiff’s allegations in both these cases, particularly those asserting our willfulness, are without merit. We are currently unable to estimate a possible loss or range of loss related to these matters.